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                                                            EXHIBIT 11
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                   TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                       Twelve Months Ended
                                                                           December 31,
                                                                    -------------------------
                                                                      1999            1998
                                                                    ---------       ---------
ADJUSTMENTS TO NET INCOME (LOSS):
   Loss before extraordinary items                                  $(352,536)      $(107,412)
   Preferred stock dividend requirements                              (23,454)        (23,454)
                                                                    ---------       ---------
   Loss before extraordinary items applicable to common stock
      for basic earnings per share calculation                       (375,990)       (130,866)
   Extraordinary items                                                   (866)        (13,069)
                                                                    ---------       ---------
   Net loss applicable to common stock for basic earnings
      per share calculation                                         $(376,856)      $(143,935)
                                                                    =========       =========
   Net loss applicable to common stock for diluted earnings
      per share calculation                                         $(376,856)      $(143,935)
                                                                    =========       =========
ADJUSTMENTS TO OUTSTANDING SHARES:
   Basic earnings per share:
      Average number of shares of common stock <F1><F2>                67,506          61,319
                                                                    =========       =========
   Total average number of common and common equivalent
      shares used for diluted earnings per share calculation           67,506          61,319
                                                                    =========       =========

PER SHARE AMOUNTS:
   Loss before extraordinary items
      Basic                                                         $   (5.57)      $   (2.14)
      Diluted <F3>                                                  $   (5.57)      $   (2.14)
   Net loss
      Basic                                                         $   (5.58)      $   (2.35)
      Diluted <F3>                                                  $   (5.58)      $   (2.35)


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<F1> Includes 7,057 shares for the twelve months ended December 31,
     1999 and 6,795 shares for the twelve months ended December 31, 1998, of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<F2> Pursuant to an employee stock incentive plan (ESIP or the Plan), the Company is required to distribute additional shares of Common Stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the 1995 reorganization. The Company distributed 931,604 additional shares in July 1997 and 2,377,084 shares in July 1998 under this provision. Additionally, the ESIP provides that, continuing through 2002, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The earnings (loss) per share computations do not give any effect to future potential issuances of these shares.

<F3> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9 1/4% Preferred Stock are antidilutive, these amounts are not presented in the accompanying condensed statements of consolidated operations for 1999 or 1998.
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